EXHIBIT 5.1





March 3, 1998



Serologicals Corporation
780 Park North Blvd., Suite 110
Clarkston, Georgia 30021

Ladies and Gentlemen:

     Serologicals Corporation, a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), which relates to 255,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), which may be offered from time to time pursuant to options granted pursuant to (i) an option agreement dated as of March 6, 1997, with P. Ann Hoppe (the "Hoppe Option"), (ii) an option agreement dated as of March 6, 1997 with Robert Gagnard (the "Gagnard Option") and (iii) an option agreement dated as of March 10, 1997 with Toby L. Simon (the "Simon Option," and together with the Hoppe Option and the Gagnard Option, collectively referred to hereafter as the "Option Agreements"). This opinion is an exhibit to the Registration Statement.

     We have at times acted as counsel to the Company in connection with certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings relating to the proposed offer and sale of the Shares as contemplated by the Registration Statement. We have examined copies (in each case signed, certified or otherwise identified to our satisfaction) of the Company's Certificate of Incorporation as presently in effect, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and stockholders, the Option Agreements and such other documents and instruments relating to the Company and the proposed offering as we have deemed necessary under the circumstances. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

     We note that we are members of the Bar of the State of New York and that we are not admitted to the Bar of the State of Delaware. To the extent that the opinion expressed herein involves the law of the State of Delaware, our opinion is based solely upon our reading of the Delaware General Corporation Law as reported by Prentice-Hall Legal and Financial Services.


     Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares to be issued pursuant to the Option Agreements have been duly authorized, and (subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws) when issued in accordance with the terms of the Option Agreements, will be legally and validly issued, fully paid and non-assessable.

     It should be understood that nothing in this opinion is intended to apply to any disposition of the Shares which any optionee under the Option Agreements might propose to make.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except as expressly provided in the preceding paragraph without our express written consent, and no party other than you is entitled to rely on it. This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any changes in any matters herein, whether legal or factual, after the date hereof.


Very truly yours,


/s/ Shereff, Friedman, Hoffman & Goodman, LLP
Shereff, Friedman, Hoffman & Goodman, LLP